As filed with the Securities and Exchange Commission on April 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASSIMO GROUP

(Exact name of registrant as specified in its charter)

Nevada	92-0790263
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3101 W Miller Road Garland, TX	75041
(Address of Principal Executive Offices)	(Zip Code)

Massimo Group 2024 Equity Incentive Plan
(Full Title of the Plan)

David Shan

C/O MASSIMO GROUP

3101 W Miller Road

Garland, TX 75041

(Name and address of agent for service)

Tel: (866) 403-5272

(Telephone number, including area code, of agent for service)

With copies to:

Richard I. Anslow, Esq.

Adam Berkaw, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Massimo Group (the “Registrant,” “we,” “us,” “our,” or similar terminology) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register an aggregate of 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), which are reserved for issuance under the Massimo Group 2024 Equity Incentive Plan (the “Plan”). This Registration Statement is being filed in order to register the Registrant’s Common Stock that may be offered or sold to participants under the Plan, either directly or upon exercise of options or other stock-based awards granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

* The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act and will include the address and telephone number to which the request is to be directed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on April 15, 2024;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2024; and

(c)	The description of the Registrant’s Common Stock, incorporated by reference in the Registrant’s registration statement on Form 8-A filed (Registration No. 001-41994) with the Commission on March 26, 2024, and any amendment or report filed for the purpose of updating such description (including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K referred to in (a) above).

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent specifically designated therein, Current Reports on Form 8-K furnished by the Registrant to the Commission, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of incorporation and bylaws limit the directors’ liability and may indemnify directors and officers to the fullest extent permitted under the Nevada Revised Statutes (“NRS”) NRS 78.7502-NRS 78.751.

Nevada law, NRS 78.138, provides that the Company’s directors and officers will not be personally liable to us, our stockholders or our creditors for damages for any act or omission in his or her capacity as a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, or with respect to payment of dividends in violation of the NRS. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. As permitted by Nevada law and our articles of incorporation, our bylaws also provide that directors and officers will be personally liable to us, our stockholders or our creditors for damages for breach of fiduciary duty resulting from the payment of dividends in violation of NRS 78.300.

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Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

As permitted by Nevada law or our articles of incorporation, our bylaws (a) include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer; (b) require the Company to indemnify any officer or director and (c) require us to advance expenses of the indemnitee to the extent and as required (and in the discretion of the Board of Directors, as allowed) in the articles of incorporation. Our articles of incorporation require that our directors and officers be indemnified against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by the indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

We have obtained a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Commission on December 18, 2023)
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Commission on December 18, 2023)
5.1	Opinion of Fennemore Craig, P.C.
23.1	Consent of ZH CPA, LLC Certified Public Accountants and Advisors, A Professional Corporation
23.2	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A filed with the Commission on February 5, 2024)
107	Filing Fee Table

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Dallas, Texas on April 19, 2024.

Massimo Group

By:	/s/ David Shan
Name: David Shan
Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shan, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

Signature	Title	Date

/s/ David Shan	Chief Executive Officer and Chairman	April 19, 2024
David Shan	(Principal Executive Officer)

/s/ Yunhao Chen	Chief Financial Officer and Director	April 19, 2024
Yunhao Chen	(Principal Financial and Accounting Officer)

/s/ Paolo Pietrogrande	Director	April 19, 2024
Paolo Pietrogrande

/s/ Mark Sheffield	Director	April 19, 2024
Mark Sheffield

/s/ Ting Zhu	Director	April 19, 2024
Ting Zhu

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